Exhibit 99

News Release

CCNE	Contact: Charles R. Guarino
NASDAQ	Treasurer
L I S T E D	(814) 765-9621

CNB FINANCIAL CORPORATION ELECTS TO NOT PARTICIPATE IN THE DEPARTMENT OF TREASURY’S CAPITAL PURCHASE PROGRAM CLEARFIELD, PENNSYLVANIA – January 14, 2009

CNB Financial Corporation [Nasdaq: CCNE] announced today that it has elected to not participate in the U.S. Department of Treasury’s Capital Purchase Program. The Corporation had previously received preliminary approval from the Department of Treasury for the placement of $21.4 million in senior preferred stock and stock warrants representing 270,202 shares of common stock.

William F. Falger, President and CEO, stated, “We have reevaluated our decision to participate in the program and determined that the additional capital is not necessary to maintain our well capitalized status and that current and potential future requirements of the program may impose restrictions on our business operations that would not be in the best interest of our shareholders.”

CNB Financial Corporation is a $1 billion bank holding company conducting business primarily through CNB Bank, the Corporation's principal subsidiary. CNB Bank operations include two loan production offices, a private banking division, and twenty-five full-service offices in Pennsylvania, including ERIEBANK, a division of CNB Bank.

CNB Bank websites can be found at www.bankcnb.com and www.eriebank.net.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic competitive conditions; and other risks and uncertainties.